Exhibit 21

UNITED STATIONERS INC. CORPORATE ENTITY CHART AS OF DECEMBER 2008 United Stationers Inc. United Stationers  Supply Co. United Stationers  Technology  Services LLC United Stationers  Financial  Services LLC Lagasse, Inc. Azerty de Mexico,  S.A. de C.V. United Supply US (Division) United Worldwide  Limited United Stationers Hong Kong Limited  USS Receivables Company, Ltd. Azerty US (Division) ORS Nasco, Inc. Oklahoma Rig, Inc. Oklahoma Rig &  Supply Co. Trans, Inc.